Filed Pursuant to Rule 433

Registration Statement No. 333-207043

Pricing Term Sheet

November 30, 2016

Analog Devices, Inc.

$400,000,000 2.500% Senior Notes due December 5, 2021

$550,000,000 3.125% Senior Notes due December 5, 2023

$900,000,000 3.500% Senior Notes due December 5, 2026

$250,000,000 4.500% Senior Notes due December 5, 2036

Issuer:	Analog Devices, Inc.

Format:	SEC Registered

Trade Date:	November 30, 2016

Settlement Date (T+3):	December 5, 2016

Maturity Date:	Notes due 2021: December 5, 2021 Notes due 2023: December 5, 2023 Notes due 2026: December 5, 2026 Notes due 2036: December 5, 2036

Aggregate Principal Amount:	Notes due 2021: $400,000,000 Notes due 2023: $550,000,000 Notes due 2026: $900,000,000 Notes due 2036: $250,000,000

Coupon:	Notes due 2021: 2.500% Notes due 2023: 3.125% Notes due 2026: 3.500% Notes due 2036: 4.500%

Price to Public (Issue Price):	Notes due 2021: 99.594% Notes due 2023: 99.639% Notes due 2026: 99.366% Notes due 2036: 99.348%

Pricing Benchmark:	Notes due 2021: UST 1.750% due November 30, 2021 Notes due 2023: UST 2.125% due November 30, 2023 Notes due 2026: UST 2.000% due November 15, 2026 Notes due 2036: UST 2.250% due August 15, 2046

Benchmark Price and Yield:	Notes due 2021: 99-18 3/4; 1.837% Notes due 2023: 99-20; 2.183% Notes due 2026: 96-22; 2.376% Notes due 2036: 84-14; 3.050%

Spread to Benchmark:	Notes due 2021: +75 basis points Notes due 2023: +100 basis points Notes due 2026: +120 basis points Notes due 2036: +150 basis points

Re-offer Yield:	Notes due 2021: 2.587% Notes due 2023: 3.183% Notes due 2026: 3.576% Notes due 2036: 4.550%

Interest Payment Dates:	Semi-annual on June 5 and December 5 of each year, beginning on June 5, 2017

Optional Redemption:

Notes due 2021: Prior to November 5, 2021, at the greater of 100% or the make-whole amount to the first par call date at a discount rate equal to the Treasury Rate plus 12.5 basis points, plus accrued and unpaid interest to but excluding the date of redemption.

Notes due 2023: Prior to October 5, 2023, at the greater of 100% or the make-whole amount to the first par call date at a discount rate equal to the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to but excluding the date of redemption.

Notes due 2026: Prior to September 5, 2026, at the greater of 100% or the make-whole amount to the first par call date at a discount rate equal to the Treasury Rate plus 20 basis points, plus accrued and unpaid interest to but excluding the date of redemption.

Notes due 2036: Prior to June 5, 2036, at the greater of 100% or the make-whole amount to the first par call date at a discount rate equal to the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to but excluding the date of redemption.

Par Call:

Notes due 2021: On or after November 5, 2021, at 100%, plus accrued and unpaid interest to but excluding the date of redemption.

Notes due 2023: On or after October 5, 2023, at 100%, plus accrued and unpaid interest to but excluding the date of redemption.

Notes due 2026: On or after September 5, 2026, at 100%, plus accrued and unpaid interest to but excluding the date of redemption.

Notes due 2036: On or after June 5, 2036, at 100%, plus accrued and unpaid interest to but excluding the date of redemption.

Special Mandatory Redemption:	Notes due 2021, Notes due 2023 and Notes due 2036: If (1) the Issuer’s acquisition of Linear Technology Corporation is not consummated or the agreement governing the acquisition is terminated on or prior to October 26, 2017 or (2) the Issuer notifies the trustee in writing or otherwise announces that it will not pursue the consummation of its acquisition of Linear Technology Corporation, at 101%, plus accrued and unpaid interest to but excluding the special mandatory redemption date.

Notes due 2026: Not Applicable.

CUSIP/ISIN:	Notes due 2021: 032654 AL9 / US032654AL98 Notes due 2023: 032654 AM7 / US032654AM71 Notes due 2026: 032654 AN5 / US032654AN54 Notes due 2036: 032654 AP0 / US032654AP03

Ratings*:	Moody’s: A3 (Negative watch) S&P: BBB (Negative outlook)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC MUFG Securities Americas Inc.

Co-Managers:	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC PNC Capital Markets LLC SMBC Nikko Securities America, Inc. TD Securities (USA) LLC Wells Fargo Securities, LLC

Junior Co-Managers:	Deutsche Bank Securities Inc. Fifth Third Securities, Inc. HSBC Securities (USA) Inc.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or MUFG Securities Americas Inc. at 1-877-649-6848.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.